SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                          [Amendment No. _________]

Filed by the Registrant _X_
Filed by a Party other than the Registrant ___

Check the appropriate box:

_X_  Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
___  Definitive Proxy Statement
___  Definitive Additional Materials
___  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                        PERENNIAL HEALTH SYSTEMS, INC.
                 (Name of Registrant as Specified in Its Charter)

                        PERENNIAL HEALTH SYSTEMS, INC.
                   (Name of Person(s) Filing Proxy Statement)

                                                           PRELIMINARY COPY

                         PERENNIAL HEALTH SYSTEMS, INC.
                       325 WEST MAIN STREET, SUITE 1400B
                         LOUISVILLE, KENTUCKY  40202
                               (502) 568-8923

                       NOTICE OF MEETING OF SHAREHOLDERS
                         TO BE HELD FEBRUARY 15, 2000

TO THE SHAREHOLDERS OF PERENNIAL HEALTH SYSTEMS, INC.:

     NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of Perennial Health Systems, Inc., a Colorado corporation, will be held at the Company's headquarters on Tuesday, February 15, 2000, at 10:00 a.m., Eastern Standard Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters:

     1. The election of four (4) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

     2. The ratification of the appointment of Strothman & Company PSC as the Company's independent auditors.

     3. The approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock, no par value, to 40,000,000.

     4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of the Common Stock, no par value, of the Company of record at the close of business on January 12, 2000; will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Corporation.

     All shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   DAVID V. HALL, PRESIDENT

Louisville, Kentucky
January 12, 2000

                          PERENNIAL HEALTH SYSTEMS, INC.
                        325 WEST MAIN STREET, SUITE 1400B
                           LOUISVILLE, KENTUCKY 40202
                                 (502) 568-8923
                     _______________________________________

                                PROXY STATEMENT
                     _______________________________________

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 15, 2000

                               GENERAL INFORMATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of Perennial Health Systems, Inc., a Colorado corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at the Company's headquarters, Louisville, Kentucky, on Tuesday, February 15, 2000, at 10:00 a.m., Eastern Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about January 14, 2000.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to shareholders will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid proxies will be voted in accordance therewith at the Meeting.

     The Company's Annual Report, which consists of the Annual Report on Form 10-KSB for the fiscal year ended May 31, 1999, is being simultaneously mailed to the Company's shareholders, but does not constitute part of these proxy soliciting materials.

                      SHARES OUTSTANDING AND VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Company's no par value Common Stock. Each share of Common Stock entitles the holder to one (1) vote. Only shareholders of record at the close of business on January 12, 2000 are entitled to notice of and to vote at the Meeting or any adjournment thereof. On January 12, 2000, the Company had 13,395,072 shares of its no par value Common Stock outstanding. Cumulative voting in the election of Directors is not permitted.

     A majority of the Company's outstanding Common Stock represented in person or by proxy shall constitute a quorum at the Meeting.

                       SECURITY OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of January 12, 2000, each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, all Directors and Executive Officers individually and all Directors and Executive Officers of the Company as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

Name and Address of             Amount of Beneficial
 Beneficial Owner                     Ownership           Percent of Class
-------------------             --------------------      ----------------
David V. Hall
Suite 1400B
325 West Main Street
Louisville, Kentucky 40202          3,148,225(1)               23.5%

David W. Lester
Suite 1400B
325 West Main Street
Louisville, Kentucky 40202            154,000(2)                1.1%

Timothy M. Graven
168 Totem Road
Louisville, Kentucky 40207              2,500(3)                 --

Bert L. Blieden
3900 Glen Bluff Road
Louisville, Kentucky 40222            363,000(4)                2.6%

Rebecca H. Kreuger
Suite 1400B
325 West Main Street
Louisville, Kentucky 40202             64,000(5)                 .5%

Retirement Care Associates
101 Sun Avenue
Albuquerque, New Mexico 87109       3,661,000(6)               27.3%

Daiwa Healthco-3LLC
Financial Square
32 Old Slip
New York, New York 10005            3,820,223(7)               22.2%

All Executive Officers and
Directors as a Group (5
persons)                            3,731,725                  26.8%

________________

(1) Includes 3,138,225 shares held directly by Mr. Hall and 10,000 shares held by his wife as custodian for two minor children.

(2) Includes 2,000 shares held directly by Mr. Lester, 2,000 shares held by two children, over which he exercises control, and 150,000 shares underlying currently exercisable stock options held by him.

(3) Represents 2,500 shares underlying currently exercisable stock options held by Mr. Graven.

(4) Includes 30,000 shares held directly by Mr. Blieden, 13,000 shares held by his wife and 320,000 shares underlying currently exercisable warrants held by Mr. Blieden.

(5) Includes 4,000 shares held directly by Mrs. Krueger and 60,000 shares underlying currently exercisable stock options held by her.

(6) Retirement Care Associates, Inc. is a wholly owned subsidiary of Sun Healthcare Group, Inc., a publicly-held company.

(7) Daiwa Healthco-3LLC is the Company's primary lender. Represents currently exercisable warrants held by Daiwa.

                             ELECTION OF DIRECTORS

     The bylaws currently provide for a Board of Directors of four (4) members. The Board of Directors recommends the election as Directors of the four (4) nominees listed below, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Each member of the present Board of Directors has been nominated for reelection. The persons named as "Proxies" in the enclosed form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held, and the period during which each person has served as a Director:

                                          Position and Offices
      Name             Age             Held and Term as a Director
      ----             ---             ---------------------------
David V. Hall           57          Chairman, Chief Executive Officer,
                                    President and a Director since
                                    September 1995

David W. Lester         46          Chief Financial Officer, Treasurer,
                                    Secretary and a Director since July
                                    1999

Timothy M. Graven       49          Director since August 1997

Bert L. Blieden         65          Director since July 1998

     There is no family relationship between any Director or Executive Officer of the Company.

     Effective in August 1997, the Company established a compensation committee, which did not hold any meetings during the fiscal year ended May 31, 1999, and an audit committee, which held two (2) meetings during the fiscal year ended May 31, 1999. The members of both of these committees are Timothy M. Graven and Bert L. Blieden. The Company has no nominating committee.

     Set forth below are the names of all Directors and Executive Officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

     David V. Hall - Chairman, Chief Executive Officer, President and Director. Mr. Hall has been President and Director of the Company since September 1995, and has held these same positions with In-House Rehab, Inc. ("IHR"), the Company's principal subsidiary, since September 1994. From 1986 to 1993, he was President of The Cardinal Group, a nursing home operator that he founded, which grew to 26 nursing homes. Mr. Hall sold this company in 1993, and he was actively involved in winding up this sale until the summer of 1994. During this period of time and until September 1994, he also worked on plans for starting In-House Rehab, Inc. Since 1994, Mr. Hall has also served as Chairman of the Board of Hallmark Communications, a company engaged in selling long distance telephone service, primarily to businesses. From 1980 to 1985, he was President, founder and sole owner of Cardinal Medical Corporation which operated six full service nursing homes in Kentucky, which were sold to Hillhaven Corp. in 1985 due to a change in Kentucky's Medicaid reimbursement regulations. From 1977 to 1980, he was President, founder and sole owner of Clinical Management Associates, a contract respiratory and cardiopulmonary company which provided professionals and equipment to acute care hospitals. At the time that Mr. Hall sold this company, it provided services to 22 hospitals in five states, had annual revenues of $6 million and had approximately 220 employees. He received a B.A. Degree from the University of Louisville in 1964.

     David W. Lester - Chief Financial Officer, Treasurer, Secretary and Director. Mr. Lester, a certified public accountant, joined the Company and has been Chief Financial Officer since June 1999. He has been Treasurer, Secretary and a Director since July 1999. From March 1998 to May 1999, Mr. Lester was Chief Financial Officer of Micro Computer Solutions, Inc., a regional information technology services firm. He served as Chief Operating Officer and Chief Financial Officer for Kentucky Medical Insurance Company, a publicly-traded provider of medical professional liability insurance formed by the Kentucky Medical Association to help combat the medical malpractice crisis during the late 1970s, from 1985 to 1996. Mr. Lester serviced as Chief Financial Officer of Stratton-Cheeseman Management Company, a management company that manages Louisville-based Kentucky Medical Insurance Company and insurance company operations in several other states, from 1996 to 1997. Mr. Lester began his career with KPMG Peat Marwick, where he worked in the firm's Louisville and New York offices from 1975 to 1985. He received a B.S. Degree in Accounting from Western Kentucky University in 1975.

     Timothy M. Graven - Director. Mr. Graven has been a Director of the Company since August 1997, and is the Managing Partner and co-founder of Triad Investment Company, LLC, a private investment firm founded in 1995. Mr. Graven previously served as President and Chief Operating Officer of Steel Technologies, Inc., of Louisville, Kentucky, a steel processing company, from March 1990 to November 1994, as Chief Financial Officer from May 1985 to March 1990, and as Director from 1982 to 1994. Mr. Graven is currently also a

Director of Performance Food Group Company, a publicly held company listed on the NASDAQ Stock Market. Mr. Graven received a B.S. Degree in Accounting from Murray State University in 1973.

      Bert L. Blieden - Director. Mr. Blieden has been a Director of the Company since July 1998. He is President of the Kaden Companies, a position he has held since that company was formed in 1983. The Kaden Companies are engaged in commercial real estate development with projects primarily in the Midwest. Prior to the formation of the Kaden Companies, Mr. Blieden owned and developed commercial and residential real estate for over twenty years through his company, Bert L. Blieden Company Realtors. Mr. Blieden attended the University of Louisville and the University of Louisville School of Law.

     Rebecca H. Krueger - Chief Operating Officer. Mrs. Krueger became employed by the Company in June 1996, and became Chief Operating Officer in September 1996. From September 1990 to December 1995, she was employed by Transitional Health Services ("THS") which was acquired by WelCare International Management Corporation, Atlanta, Georgia ("WelCare") in December 1995, and continued to be employed by WelCare until June 1996. THS and WelCare operate and manage a large number of nursing home facilities. Initially, Mrs. Krueger was Director of Nursing of a facility owned by THS where she supervised a nursing staff of approximately 160 persons, and directed a rehabilitation program. Beginning in May 1992, she became a Regional Nurse Consultant/Quality Assurance Specialist for THS, and was responsible for eight facilities in evaluating staff performance and compliance with federal and state regulations. In January 1994, Mrs. Krueger became a Regional Director of Operations for THS where she was responsible for the total operations of three to six long-term care facilities in Indiana, Kentucky and Arkansas. Finally, from March 1996 to June 1996, she was National Director of Subacute Services for WelCare, where she was responsible for the development of all subacute and postacute programs for up to 78 facilities. Mrs. Krueger graduated from the University of the State of New York in 1989 with an Associate Science and Nursing Degree.

     The Company's Board of Directors held four (4) meetings during the fiscal year ended May 31, 1999. Each Director attended at least 75% of the aggregate number of meetings held by the Board of Directors and its committees during the time each such Director was a member of the Board or any committee.

     The Company's executive officers hold office until the next annual meeting of directors of the Company, which currently is scheduled for February 15, 2000. There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director of the Company.

SECTION 16(a) BENEFICIAL REPORTING COMPLIANCE

     Based solely on a review of the Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and certain written representations, no persons who were either a director, officer or beneficial owner of more than 10% of the Company's common stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except that David V. Hall filed one Form 4 reporting one transaction late and Bert L. Blieden filed one Form 4 reporting two transactions late.

                            EXECUTIVE COMPENSATION

     The following table sets forth information regarding the executive compensation for the Company's President and each other Executive Officer who received total salary and bonus in excess of $100,000 for the fiscal years ended May 31, 1999, 1998 and 1997:

                                       SUMMARY COMPENSATION TABLE

                                                          LONG-TERM COMPENSATION
                                                   ------------------------------------
                           ANNUAL COMPENSATION         AWARDS              PAYOUTS
                     ----------------------------- ----------------- ------------------
                                                             SECURI-
                                                             TIES
                                                             UNDERLY-
                                         OTHER     RE-       ING                          ALL
                                         ANNUAL    STRICTED  OPTIONS/                    OTHER
NAME AND PRINCIPAL                       COMPEN-   STOCK     SARs      LTIP      LTIP    COMPEN-
POSITION           YEAR SALARY   BONUS   SATION    AWARD(S)  (NUMBER) (NUMBER)  PAYOUTS  SATION
------------------ ---- ------   -----   -------   --------  -------- --------  -------  -------
David V. Hall      1999 $248,066 $ -     $15,350(1)  - 0 -     - 0 -   - 0 -     - 0 -   $ 8,377(2)
President(2)       1998 $206,538 $4,783  $15,617(3)  - 0 -     - 0 -  100,000    - 0 -   $10,320(2)
                   1997 $192,308 $28,803 $11,271(4)  - 0 -     - 0 -  200,000    - 0 -   $12,215(2)

Robert J. Babine   1999 $122,834 $ -     $15,456(6)  - 0 -     - 0 -   - 0 -     - 0 -   $ 1,419(7)
Chief Financial    1998 $123,923 $ -     $14,062(8)  - 0 -     - 0 -   - 0 -     - 0 -   $ 1,774(7)
Officer(5)         1997 $110,000 $15,568 $ 8,347(9)  - 0 -     - 0 -   - 0 -     - 0 -   $ 1,515(7)

Rebecca H. Kreuger 1999 $128,142 $ -     $7,300(10)  - 0 -     - 0 -   - 0 -     - 0 -   $ -
Chief Operating    1998 $108,533 $12,500 $7,300(10)  - 0 -     - 0 -   - 0 -     - 0 -   $ -
Officer

Michael J. Kitchen 1999 $104,892 $ -     $7,800(12)  - 0 -     - 0 -   - 0 -     - 0 -   $ -
Vice President,
Secretary and
General Counsel(11)
_______________

(1)  Represents $5,532 paid for medical insurance benefits above those provided to other full-time employees of the Company and $9,818 paid for expenses of an automobile provided for Mr. Hall's use.

(2)  Represents the premium paid for a term life insurance policy provided for Mr. Hall's benefit.

(3)  Represents $5,383 paid for medical insurance benefits above those provided to other full-time employees of the Company and $10,234 paid for expenses of an automobile provided for Mr. Hall's use.

(4)  Represents $11,271 paid for expenses of an automobile provided for Mr. Hall's use.

(5)  Mr. Babine resigned effective January 21, 1999.

(6)  Represents $11,700 paid to Mr. Babine for the use of an automobile and $3,756 paid for medical insurance benefits above those provided and other full time employees of the Company.

(7)  Represents the premium paid for a term life insurance policy provided for Mr. Babine's benefit.

(8)  Represents $10,600 paid to Mr. Babine for the use of an automobile and $3,462 paid for medical insurance benefits above those provided and other full time employees of the Company.

(9)  Represents compensation paid to Mr. Babine for the use of an automobile.


                                          6



(10)  Represents an automobile allowance paid to Ms. Krueger.

(11) Mr. Kitchen's employment was terminated effective June 22, 1999.

(12) Represents an automobile allowance paid to Mr. Kitchen.

                      OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning individual grants of stock options made to each of the Executive Officers named above during the fiscal year ended May 31, 1999:

                               Individual Grants

                                  Percent of
                   Number of          Total
                   Securities     Options/SARs
                   Underlying       Granted to     Exercise or
                   Options/SARs    Employees in    Base Price     Expiration
                   Granted (#)     Fiscal Year       ($/SH)          Date
                   ------------   -------------    ------------   -----------

David V. Hall         - 0 -             -               -             -
Robert J. Babine      - 0 -             -               -             -
Rebecca H. Kreuger    - 0 -             -               -             -
Michael J. Kitchen    - 0 -             -               -             -

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                            Value of
                                          Securities       Unexercised
                                          Underlying         in-the
                    Shares                Unexercised     Money/Options/
                   Acquired               Options SARs     SARs at FY-
                      on                   at FY-End          End
                   Exercise     Value     Exercisable/    Exercisable/
                   (Number)    Realized   Unexercisable   Unexercisable
                   ---------   --------   -------------   --------------

David V. Hall       - 0 -       - 0 -      100,000/0        $0 / 0
Robert J. Babine    - 0 -       - 0 -           0 /0        $0 / 0
Rebecca H. Kreuger  - 0 -       - 0 -     147,500 /0        $0 / 0
Michael J. Kitchen  - 0 -       - 0 -      85,000 /0        $0 / 0

     Effective February 1, 1998, the Company entered into a new three-year employment agreement with David V. Hall, President of the Company. The agreement is for a term of three years, but is automatically renewed for a three-year term on a monthly basis. The Employment Agreement provides that Mr. Hall will devote a substantial portion of his time to the Company, and will receive a base salary of $220,000 per year. Mr. Hall will also receive bonuses at the discretion of the Board of Directors and the use of an automobile at a maximum cost of $12,000 per year. In addition, the employment agreement provides that the Company will pay for a term life insurance policy in the amount of $2,000,000. The proceeds of this policy will be payable to the estate of Mr. Hall.

     In the event that the Company terminates Mr. Hall's employment agreement without cause, or as a result of a change in control, the Company will be required to pay the base salary for the remaining initial term of the agreement, or twelve (12) months, whichever is greater. In addition, the Company may be required to repurchase up to 50% of the stock held by Mr. Hall and provide for family medical insurance until the age of 65.

     Effective January 21, 1999, the Company announced the resignation of Mr. Robert J. Babine as Chief Financial Officer, Treasurer and Director of the Company. Mr. Babine continued receiving compensation at the rate of $122,000 per year, plus health benefits, through December 31, 1999.

     Effective February 1, 1998, the Company entered into a new employment agreement with Rebecca Krueger, who is Chief Operating Officer of the Company, pursuant to which Ms. Krueger agreed to devote a substantial portion of her time to the business of the Company. The initial term of the agreement is for one year, but is automatically renewed for one year on a monthly basis. Ms. Krueger's base salary is $117,200 per year, and her base salary will be increased each year by at least the increase in the cost of living index. She will also receive bonuses at the discretion of the Company and an automobile allowance of $675 per month. In the event that the Company terminates this employment agreement without cause or as a result of a change in control, the Company will be required to pay her base salary for twelve (12) months.

     Effective June 22, 1999, Mr. Michael J. Kitchen's employment as Vice President, Secretary and General Counsel with the Company was terminated. Mr. Kitchen will receive a total of $135,000 plus interest with $42,000 to be paid during the initial year following his termination and the balance to be paid under prescribed options, at Mr. Kitchen's discretion. Mr. Kitchen continues to serve as outside counsel to the Company.

     Effective June 1, 1999, the Company entered into a one-year employment agreement with David W. Lester to become the Chief Financial Officer of the Company. The agreement provides that Mr. Lester will devote a substantial portion of his business time, energy and skill to the affairs of the Company and will receive a base salary of $175,000 per year and his base salary will be increased each year by at least the increase in the cost of living index. Mr. Lester will also receive bonuses of up to 25% of the base salary based on meeting certain criteria and the Company will provide an automobile allowance of $650 per month plus insurance on said vehicle. In addition, the employment agreement provides that the Company will pay for a term life policy in the amount of $250,000, the proceeds which shall be payable to Mr. Lester's estate. Further, the agreement provides that non-qualified, non-plan stock options to purchase 250,000 shares be issued to Mr. Lester, 100,000 shares of which vest as of the effective date and 50,000 shares of which vest each successive six month period of employment.

     In the event that the Company terminates Mr. Lester's employment agreement without cause, or as a result of a change in control, the Company will be required to pay Mr. Lester's base salary for a period of 180 days.

DIRECTOR COMPENSATION

      Effective in August 1997, outside Directors of the Company receive a fee of $500 per month and will receive stock options to purchase 2,500 shares of Common Stock each year for their services in such capacity. Directors are also reimbursed for all reasonable and necessary costs and expenses incurred as a result of being a Director of the Company.

STOCK OPTION PLAN

     In October 1996, the Company's Board of Directors adopted the Company's 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan allows the Board to grant stock options from time to time to employees, officers and directors of the Company and consultants to the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are key employees of the Company. Vesting provisions are determined by the Board at the time options are granted. As originally adopted, the total number of shares of Common Stock subject to options under the 1996 Plan was not to exceed 1,000,000, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions. The option price cannot be less than the fair market value of a share on the date the option is granted and it must be satisfied by the payment of cash.

      The Board of Directors may amend the 1996 Plan at any time, provided that the Board may not amend the 1996 Plan to materially increase the number of shares available under the 1996 Plan, materially increase the benefits accruing to Participants under the 1996 Plan, or materially change the eligible class of employees without shareholder approval.

OPTIONS UNDER THE PLAN

     On December 26, 1996, the Company's Board of Directors granted options to purchase an aggregate of 112,000 shares of Common Stock at $2.00 per share under the 1996 Plan. The options are fully vested and expire three years after the date of grant. Included in these options are non-qualified options to purchase 100,000 shares granted to Rebecca Krueger, Chief Operating Officer of the Company.

     On March 4, 1997, the Company issued non-qualified options, under the 1996 Plan, to purchase 50,000 shares of Common Stock to an outside consultant at $2.25 per share, which was equal to the fair market value on the date of grant. The options are exercisable for three years from the date of grant.

     On May 19, 1997, the Company's Board of Directors granted options to purchase an aggregate of 158,000 shares of Common Stock at $3.00 per share under the 1996 Plan. The options vest over various periods up to three years and expire three years after the date of grant. Included in these options are options granted to the following officers of the Company: Rebecca Krueger to purchase 10,000 shares of Common Stock; Michael Kitchen to purchase 15,000 shares of Common Stock; and Nicole Perry to purchase 25,000 shares of Common Stock. Mr. Kitchen's and Ms. Perry's options were canceled effective with the termination of their employment on June 22, 1999 and January 18, 1999, respectively.

      On June 9, 1997, the Company's Board of Directors granted options to an employee to purchase 20,000 shares of Common Stock at $3.31 per share under the 1996 plan. The options are fully vested and expire three years after the date of grant.

      On June 12, 1997, the Company's Board of Directors granted options to an employee to purchase 8,000 shares of Common Stock at $3.56 per share under the 1996 Plan. The options vest over a period of one year and expire seven years after the date of grant.

      On August 27, 1997, the Company's Board of Directors granted options to purchase an aggregate of 42,500 shares of Common Stock at $2.875 per share to four employees. These options vest immediately and expire three years after the date of grant. Included in these options are options granted to Rebecca Krueger, an officer, to purchase 12,500 shares of Common Stock.

     On November 17, 1997, the Company's Board of Directors granted options to purchase an aggregate of 100,000 and 20,000 shares of Common Stock at $1.20313 and $1.094 per share, respectively, to five employees under the 1996 Plan. These options vest immediately and expire three years after the date of grant. Included in these options are options granted to David V. Hall, an officer, to purchase 100,000 shares at $1.20313, and to Nicole D. Perry, a former officer, to purchase 12,500 shares of Common Stock at $1.094 per share. Mr. Hall voluntarily terminated these options effective July 16, 1999. Ms. Perry's employment was terminated effective January 18, 1999 and these options expired on May 30, 1999.

      Additionally, on November 17, 1997, the Company's Board of Directors granted non-qualified options to purchase 2,500 shares of Common Stock at $1.094 per share to each of Chris Brogdon, Mark Clein and Timothy M. Graven, Directors of the Company. These options vest immediately and expire three years after the date of grant.

     On December 1, 1997, the Company's Board of Directors granted non-qualified options to purchase an aggregate of 99,999 shares of Common Stock at $1.0934 per share, which was equal to the fair market value on the date of grant, to three consultants under the 1996 Plan. These options vest immediately and expire three years after the date of grant.

     On December 16, 1997, the Company's Board of Directors granted non-qualified options to purchase an aggregate of 75,000 shares of Common Stock at $1.3125 per share, which was equal to the fair market value on the date of grant, to three consultants under the 1996 Plan. These options vest immediately and expire three years after the date of grant.

     On December 22, 1997, the Company's Board of Directors granted options to an employee to purchase 10,000 shares of Common Stock at $1.3125 per share under the 1996 Plan. The options vest over a period of six months and expire three years from the date of grant.

     On March 24, 1998, the Company's Board of Directors granted options to purchase an aggregate of 170,500 shares of Common Stock at $1.21875 to 21 employees under the 1996 Plan. These options vest immediately and expire three years after the date of grant. Included in these options are options granted to Rebecca H. Krueger, Michael J. Kitchen and Nicole D. Perry, officers of the Company, to purchase 25,000, 20,000 and 14,000 shares of Common Stock, respectively. Mr. Kitchen's options were canceled effective with the termination of his employment on June 22, 1999. Ms. Perry's options expired effective May 30, 1999.

     On July 1, 1998, the Company's Board of Directors granted non-qualified options to an employee to purchase 160,000 shares of Common Stock at $2.50 per share under the 1996 Plan. The options vest over a period of one year and expire three years from the date of grant.

     On July 6, 1998, the Company's Board of Directors granted options to an employee to purchase 45,000 shares of Common Stock at $2.50 per share under the 1996 Plan. The options vest at the rate of 15,000 per year and expire three years from the date of grant.

     On July 13, 1998, the Company's Board of Directors granted options to an employee to purchase 5,500 shares of Common Stock at $2.39 per share under the 1996 Plan. The options are fully vested and expire three years after the date of grant.

     On January 18, 1999, the Company's Board of Directors granted options to an employee to purchase 10,000 shares of Common Stock at $1.28 per share under the 1996 Plan. The options become fully vested six months after the date of grant and expire three years after the date of grant.

     On March 29, 1999, the Company's Board of Directors granted options to an employee to purchase 8,000 shares of Common Stock at $1.03 per share under the 1996 Plan. The options become fully vested six months after the date of grant and expire three years after the date of grant.

     As of December 31, 1999, 347,999 options were outstanding under the Plan at exercise prices ranging from $1.03 to $3.00.

OTHER OPTIONS NOT UNDER THE PLAN

     On June 1, 1996, the Company granted a non-plan option to an employee to purchase 50,000 shares of Common Stock at $1.25 per share, which was equal to the fair market value on the date of grant. The option is exercisable for three years from the date of grant.

     On June 21, 1996, the Company granted non-plan options to two stockbrokers to purchase 20,000 shares of Common Stock at $1.25 per share, which was equal to the fair market value on the date of grant. The options are exercisable for three years from the date of grant.

     On August 1, 1996, the Company granted non-plan options to ten employees to purchase an aggregate of 95,000 shares of Common Stock at $1.75 per share, which was equal to the fair market value on the date of grant. These options are exercisable for three years from the date of grant.

     On October 24, 1996, the Company granted non-plan options to two employees to purchase 40,000 shares of Common Stock at $2.25 per share, which was equal to the fair market value on the date of grant. These options are exercisable for three years from the date of grant.

     On December 5, 1996, the Company issued non-plan options to two shareholders of Daily Rehabilitation Institute, Inc. in connection with the acquisition of that company. The options are to purchase an aggregate of 30,000 shares of Common Stock at $2.25 per share, which was equal to the fair market value on the date of grant. Of the 30,000 options, 15,000 options expire on December 15, 1999 and 15,000 expire on December 31, 2000.

     On December 26, 1996, the Company issued non-plan options to purchase 200,000 shares of Common Stock to David V. Hall at $2.00 per share, which was equal to the fair market value on the date of grant. Mr. Hall then transferred these options to his two adult children who are also employees of the Company. The options are exercisable for three years from the date of grant.

     On December 4, 1998, the Company issued non-plan options to the former owner of Healthcare of Indiana in connection with the acquisition of that nursing home facility. The options are to purchase an aggregate of 50,000 shares of Common Stock at $2.00 per share, which was equal to the fair market value on the date of the grant. The options are exercisable for three years from the date of grant.

     On January 18, 1999, the Company issued non-plan options to purchase 15,000 shares of Common Stock to Nicole D. Perry, the former Vice President of Finance to the Company, at $1.28 per share, which was equal to the fair market value on the date of grant. The options are exercisable for three years from the date of grant.

     On May 5, 1999, the Company issued non-plan options to purchase 250,000 shares of Common Stock to David W. Lester, who became the Company's Chief Financial Officer effective June 1, 1999, at $1.06 per share which was equal to the fair market value on the date of grant. The options are exercisable for three years from the date of grant and vest at the rate of 100,000 on June 1, 1999, 50,000 on December 1, 1999, 50,000 on June 1, 2000 and 50,000 on
December 1, 2000.

     Effective November 1, 1999, the Company issued non-plan options to purchase 60,000 shares of Common Stock to Rebecca Krueger, an officer of the Company, at $0.50 per share, which was equal to the fair market value on the date of the grant. The options are exercisable for three years from the date of grant. As of the same date, Plan options to purchase an aggregate of 147,500 shares of Common Stock that had previously been issued to Ms. Krueger at prices ranging from $1.22 to $3.00 were canceled.

     As of December 31, 1999, 394,000 non-plan options are outstanding at exercise prices ranging from $0.50 to $2.00.

401(k) PLAN

      The Company maintains a 401(k) employee retirement and savings program (the "401(k) Plan") for its employees. Under the 401(k) Plan, an employee may contribute up to 15% of his or her gross annual earnings, subject to a statutory maximum, for investment in one or more funds identified under the Plan. The Company may in the future, with the approval of the Board of Directors, make matching contributions to participants in the 401(k) Plan. No contributions were made under the Plan for the year ended May 31, 1999.
During the year ended May 31, 1998, the Company made contributions totaling $12,144 under the 401(k) Plan.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the year ended May 31, 1998, the Company recorded approximately $6,411,000 in revenues from billings under therapy agreements with Retirement Care Associates, Inc. (RCA), a principal shareholder of the Company. The balance of accounts receivable at May 31, 1998 related to RCA was $1,321,000. Effective June 30, 1998, the stockholders of RCA and Sun Healthcare Group, Inc. (Sun) approved a Merger Agreement pursuant to which RCA was merged into a subsidiary of Sun. During January and February 1998, the Company transitioned RCA facilities serviced by the Company to Sun. As a result, the company had no contracts for therapy services with RCA at May 31, 1998. RCA and Sun continued to make payments on its outstanding balance, and as of August 27, 1998, had paid the accounts receivable balance in full.

     Approximately $1,076,000 and $1,783,000, or 8% and 10%, of all revenue for the years ended May 31, 1999 and 1998, respectively, and approximately $990,000, or 19%, of the balance of accounts receivable at May 31, 1998 related to NewCare Health Corporation (NewCare), which was until September 1998 related to the Company by a common Director. In October, 1998, the Company ceased providing services to this customer at which time the customer had an accounts receivable balance of approximately $1,873,000. On November 25, 1998, the Company accepted a note receivable from the customer for the full amount of the accounts receivable balance. The note receivable bears interest at the rate of 9.5% and is to be repaid at the rate of $50,000 per month for 24 months with the balance of principal and interest payable at that time. The Company subsequently sold the note receivable to its primary lender at a discount. The discount was computed on a basis that would assure the lender a combined return of 15%. This resulted in a loss on the sale of approximately $170,000. A provision of the sale agreement stated that if the customer defaults on monthly payments to the lender, the lender can require the Company to buy back the note. On May 24, 1999 NewCare announced that it was restructuring and on June 23, 1999 announced that it had filed for Chapter 11 bankruptcy protection. The Company was notified by its primary lender on June 30, 1999 that NewCare had failed to make its June 1999 payment and that the Company would be obligated to repurchase that promissory note. The Company effectuated the repurchase from its primary lender on July 16, 1999. The note receivable of $1,600,000 and related obligation to the primary lender were recorded on the Company's balance sheet as of May 31, 1999 and the note receivable was written off as a bad debt. The Company continues to pursue all available means to recover some or all of the balance due under the note.

     As of May 31, 1999 and 1998, David V. Hall, an Officer, Director and principal shareholder of the Company, owed the Company $56,000 and $83,000, respectively, for advances made to him. In addition, as of May 31, 1999 and 1998, Hallmark Communications, a company of which Mr. Hall is the majority owner, owed the Company $8,000 and $3,600, respectively, for advances made to it by the Company.

     On July 9, 1999, the Company entered into promissory notes with five individual private lenders for $100,000 each. One of these investors is Bert Blieden, a Director of the Company. The notes, which bear interest at 12% per annum, are payable in installments of interest only beginning on August 1, 1999 and on the first day of each successive month. A final payment of all principal and accrued interest is due on December 31, 1999. The five promissory notes are collectively collateralized by federal, state and local estimated tax refunds for the year ended May 31, 1999 by the amount by which such refunds exceed $500,000 up to $1,000,000. The notes may be retired, at the lenders option, once the Company receives such tax refunds. The Company's right and interest in a lease on its Beloit, Wisconsin nursing home facility further collateralize the notes. Additionally, David V. Hall, the Company's President and Chief Executive Officer, agreed to personally guarantee all obligations under the above notes and to pledge 100,000 shares of his holdings of the Company's common stock to each of the private lenders until all obligations to the lenders have been satisfied.

     As further consideration for entering into the above promissory notes, each of the five lenders, including Mr. Blieden, received: (1) a warrant to purchase 120,000 shares of the Company's common stock at $.01 per share, exercisable within one year from the issue date, (2) a warrant to purchase 200,000 shares of the Company's common stock at $.35 per share, exercisable within two years from the issue date, and (3) an option to convert up to

$50,000 of each note into shares of the Company's common stock at $.50 per share, exercisable with notice to the Company within 30 days of the maturity of the notes or within 10 days of receipt of notice that the Company has received the aforementioned tax refunds.

     In connection with a debt financing, on July 16, 1999, the Company issued Daiwa Healthco-3 LLC, the Company's primary lender, a warrant to purchase up to 18% of the Company's common stock at an aggregate price of $1.00 and a warrant to purchase 300,000 shares of the Company's common stock at a purchase price of $1.00 per share. Both warrants are exercisable through July 6, 2004. The percentage of the Company's stock that can be purchased under the first warrant can be reduced based on the Company's repayment of the debt, but in no event to less than 10% of the Company's common stock.

     In April 1999, David V. Hall, the Company's President and Chief Executive Officer, advanced the Company $200,00 in cash to be used as working capital. The advance bears interest at 12% per annum and is payable upon demand, but is subordinated to the Company's primary lender.

     Additionally, Mr. Hall has personally guaranteed all indebtedness of the Company to the primary lender for up to $1,600,000.

                           INDEPENDENT ACCOUNTANTS

     The independent accounting firm of Strothman & Company PSC audited the financial statements of the Company for the fiscal years ended May 31, 1997 and 1998, and has been selected in such capacity for the current fiscal year. At the direction of the Board of Directors, this appointment is being presented to the shareholders for ratification or rejection at the Annual Meeting of Shareholders. If the shareholders do not ratify the appoint of Strothman & Company PSC, the appointment of auditors will be reconsidered by the Board of Directors.

     It is expected that representatives of Strothman & Company PSC will be present at the meeting and will be given an opportunity to make a statement if they desire to do so. It is also expected that the representatives will be available to respond to appropriate questions from shareholders.

     On October 1, 1997, Coopers & Lybrand L.L.P. ("C&L"), which served as the Company's independent accountants for the fiscal years ended May 31, 1995 and 1996, and had been retained for the Company's fiscal year ended May 31, 1997, resigned as the Company's independent accountants. The reports of C&L on the Company's financial statements for the fiscal years ended May 31, 1995 and 1996 did not contain an adverse opinion or disclaimer of an opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles or practices. The Company filed a report on Form 8-K dated October 1, 1997 reporting the resignation of C&L.

     The Company is not aware of any "disagreement" or "reportable event" within the meaning of Item 304 of Regulation S-B, with C&L during the fiscal years ended May 31, 1995 and 1996, and from that date to the date of C&L's resignation on October 1, 1997, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, except as described below.

     In its audit of the Company's financial statements for the year ended May 31, 1997, C&L had completed most of its audit procedures by the end of July 1997 and had not raised any significant concerns about the Company's financial statements, other than the following. On Friday, August 1, 1997, prior to the Company's scheduled fourth quarter earnings release on Monday, August 4, 1997, C&L advised the Company that it had concerns about the collectibility of certain accounts receivable from Retirement Care, a major customer of the Company and a 27.4% shareholder of the Company's outstanding Common Stock. Retirement Care had historically been a slow paying customer, but even at that time continued to make payments on the balances due to the Company for services rendered.

     C&L also served as the independent accountants for Retirement Care until August 14, 1997, when C&L resigned as the independent accountants of Retirement Care. In a letter filed with the Securities and Exchange Commission concerning its resignation, C&L stated that it was unable to rely on representations of Retirement Care's management, and did not intend to be associated with any filings which may be made by Retirement Care with the Securities and Exchange Commission.

     During August and September 1997, the Company, Retirement Care and Chris Brogdon, the President of Retirement Care and a Director of the Company, made proposals to C&L to alleviate its concerns. Such proposals included Retirement Care paying down the balance of the accounts receivable and providing collateral which the Company's management believed would more than adequately secure the payment of the remaining accounts receivable of Retirement Care. However, C&L took the position that the collateral was insufficient. C&L noted that even if such proposals were adopted that it would still render an opinion with a "going concern" qualification based on what C&L believed was the uncollectability of the Retirement Care accounts receivables. The Company's management offered another proposal to provide a letter of credit from an unaffiliated third party which would more than adequately secure the Retirement Care accounts receivable, but C&L would not provide a written commitment to the Company that this would be sufficient collateral.

     The Company's management believed that C&L's position with respect to the Retirement Care accounts receivable was unreasonable and appeared to be a result of C&L's adverse relationship with Retirement Care. Based on this concern, the Company asked C&L to evaluate C&L's relationship with the Company under applicable independence and conflicts of interest rules. In response, C&L denied that any conflicts of interest or independence rules had been violated, but stated that it was no longer appropriate for it to serve as the Company's independent accountants because of a deterioration of the client-auditor relationship.

     The Company's management has fully advised the Audit Committee of the Board of Directors of all of the above matters, and certain members of the Board of Directors and the Audit Committee of the Board of Directors discussed the above matters with C&L. However, neither the full Board of Directors nor the full Audit Committee has discussed these matters with C&L.

     The Company provided a copy of its Report on Form 8-K to C&L and requested that C&L provide the Company with a letter addressed to the Commission, as required by Item 304(a)(3) of Regulation S-B.

     On October 14, 1997, C&L provided the Company with its response to the Form 8-K (the "Response Letter"), wherein it disagreed with certain statements made by the Company therein. The Company's management continues to stand by the statements it made in the Form 8-K. The Company did not want a change in accountants during an audit and continued to work with C&L to satisfy them with respect to the collectibility of the Retirement Care receivables during August and September, until C&L's resignation on October 1, 1997.

     The Company authorized C&L to respond fully to the inquiries of the Company's successor independent accountants.

              AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE
           NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 40,000,000

     The Board of Directors has approved an amendment to the Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock, no par value, to 40,000,000. The Company's Articles of Incorporation currently authorize the issuance of 20,000,000 shares of Common Stock. The Company presently has 13,395,072 shares issued and outstanding and an additional 6,299,356 shares reserved for issuance under outstanding warrants, convertible debt, options and the Company's 1996 Stock Option Plan. The Board anticipates that additional authorized shares may be needed in the future to raise additional capital to fund the Company's growth as it continues to transition itself into a regional owner, operator and manager of long-term care facilities, to effect acquisitions and for other corporate purposes.

     Assuming that this proposed amendment is approved, the Company would have approximately 20,305,572 shares of Common Stock authorized, unissued and unreserved, which the Board of Directors would be able to authorize for issuance for any corporate purposes, at any time, without obtaining further authorization from the holders of the Company's Common Stock, unless such authorization is required by applicable law, regulation or the rules of any stock exchange on which shares of the Company's Common Stock may then be listed. No specific use of the additional shares is presently contemplated. Holders of shares of Common Stock of the Company have no preemptive rights in connection with the issuance of additional shares of Common Stock.

     An affirmative vote of a majority of the shares outstanding will be required to approve the proposed amendment to the company's Articles of Incorporation. The Board of Directors recommends approval of the amendment.

                                OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them. A majority vote of the shares represented at the meeting is necessary to approve any such matters.

                                ANNUAL REPORT

     The Company's Annual Report, which consists of an Annual Report on Form 10-KSB for the fiscal year ending May 31, 1999, accompanies this Proxy Statement. The Annual Report is not incorporated into this Proxy Statement and is not to be considered part of the solicitation material.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
               FOR THE ANNUAL MEETING TO BE HELD IN NOVEMBER 2000

     Any proposal by a shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held in November 2000 must be received at the offices of the Company, 325 West Main Street, Suite 1400B, Louisville, Kentucky 40202, a reasonable amount of time prior to the printing and mailing of the proxy statement and proxy in order to be included in the Company's proxy statement and proxy relating to that meeting.

                              DAVID V. HALL, PRESIDENT

Louisville, Kentucky
January 12, 2000

                                                          PRELIMINARY COPY
PROXY                                                                PROXY
                       PERENNIAL HEALTH SYSTEMS, INC.
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints David V. Hall with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below, all the shares of common stock of Perennial Health Systems, Inc. held of record by the undersigned on January 12, 2000, at the Annual Meeting of Shareholders to be held on February 15, 2000, or any adjournment thereof.

     1.  Election of Directors:

       ___ FOR All nominees listed below
       ___ FOR all nominees except as crossed out below:

               David V. Hall      Timothy M. Graven
               Bert L. Blieden    David W. Lester

[INSTRUCTION: To withhold authority to vote for any individual nominee, cross out that nominee's name above.]

     2. The ratification of the appointment of Strothman & Company PSC as the Company's independent auditors.

                     ___ For     ___  Against    ___  Abstain

     3. The approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of the Company's common stock, no par value, to 40,000,000.

                     ___ For     ___  Against    ___  Abstain

     4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

     SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report.

                                   Dated:___________________________


                                   ________________________________________
                                   Signature(s) of Shareholder(s)


                                   ________________________________________
                                   Signature(s) of Shareholders

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PERENNIAL HEALTH SYSTEMS, INC. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.